UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008 (July 15, 2008)

QNECTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50494	57-1094726
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Thurgauerstrasse 54, CH-8050, Zurich, Switzerland
(Address of principal executive offices)

Registrant’s telephone number, including area code +41-44-307-5020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 16, 2008, the management of Qnective, Inc. (the “Company”) recommended to the Company’s Board of Directors that (i) the Company’s Form 10-QSB for the quarter ended June 30, 2007, and (ii) the Company’s Form 10-QSB for the quarter ended September 30, 2007, should each be restated and the previously issued financial statements for such periods should no longer be relied upon due to an error in the accounting of the contributed assets to the Company’s 50% joint venture, Qporter, Inc.

Restatement of Form 10-QSB for the quarter ended June 30, 2007
The Company initially recorded, in its Form 10-QSB for the six month period ended June 30, 2007, the contributed assets in its 50% joint venture at fair value. During the preparation of the financial statements for the year-ended December 31, 2007, the Company determined that the capital contribution of the technology brought in should have been recorded at carryover basis.

As a result of the above item, the cumulative restatement effect for the three month period ended June 30, 2007, was a decrease of the investment in the joint venture of $382,146, and an increase of equity loss from affiliated company of $248,245. The cumulative restatement effect for the six month period ended June 30, 2007, was an increase of equity loss from affiliated company of $382,146.

Moreover, the Company corrected the accounting treatment for an operating lease contract in connection with its joint venture. The leasing expense was initially understated by $43,006 for the three month period ended June 30, 2007. The net result of this correction in accounting error is to increase the equity loss from affiliated company in the amount of $43,006 for the three month period, ended June 30, 2007.

The Company initially recorded in its Form 10-QSB for the six month period ended June 30, 2007, the equity loss from affiliated company as cash flow from investing activity. In the opinion of management, the non-cash nature of this transaction should have been recorded as an adjustment to cash flow from operating activities. The financial statements have been restated accordingly.

As a result of the above item, the cumulative restatement through the six month period ended June 30, 2007, was an increase of net cash used in operating activities of $339,141, and a decrease in net cash provided in investing activities of $339,141.

Restatement of Form 10-QSB for the quarter ended September 30, 2007
The Company initially recorded, in its Form 10-QSB for the nine month period ended September 30, 2007, the contributed assets in its 50% joint venture at fair value. During the preparation of the financial statements for the year-ended December 31, 2007, the Company determined that the capital contribution of the technology brought in should have been recorded at carryover basis.

As result of the above item, the cumulative restatement effect for the three month period ended September 30, 2007, was a decrease of the investment in the joint venture of $619,420, an increase of equity loss from affiliated company of $238,508 and an increase of foreign currency translation adjustment of $1,235. The cumulative restatement effect for the nine month period ended September 30, 2007, was an increase of equity loss from affiliated company of $620,655 and an increase of foreign currency translation adjustment of $1,235.

Moreover, the Company's joint venture realized a gain on sale of fixed assets of $68,256 on cars that were initially leased under an operating lease agreement and then purchased and immediately sold to a third party. This transaction was not accounted for properly in the initial filing, therefore the Company’s management decided to amend and restate the initial filing for this transaction. The net result on the consolidated financial statement is a decrease of equity loss from affiliated company in amount of $68,256 for the three month period ended September 30, 2007.

The Company also corrected the accounting treatment for an operating lease contract in its joint venture that resulted in an increase of the Company's equity loss from affiliated company in the amount of $43,006 for the three month period ended June 30, 2007. Based on that and the adjustment of $68,256 noted above, the cumulative restatement effect for the nine month period ended September 30, 2007, was a decrease of equity loss from affiliated company in the amount of $25,250.

The Company initially recorded, in its Form 10-QSB for the nine month period ended September 30, 2007, the equity loss from affiliated company as cash flow from investing activity. In the opinion of management, the non-cash nature of this transaction should have been recorded as an adjustment to cash flow from operating activities. The financial statements have been restated accordingly.

As result of the above item, the cumulative restatement through the nine month period ended September 30, 2007, was an increase of net cash used in investing activities of $1,250,000, and an increase in net cash provided by financing activities of $1,250,000.

On July 22, 2008, the Company’s Board of Directors agreed with the above conclusions and authorized the filing of (i) this report on Form 8-K, (ii) an amended and restated Form 10-QSB for the quarter ended June 30, 2007, and (iii) an amended and restated Form 10-QSB for the quarter ended September 30, 2007 (collectively, the “Amendments”). The Company is filing the Amendments concurrently with this report. In addition, management discussed these matters with the Company’s independent registered public accounting firm, BDO Visura.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2008	QNECTIVE, INC.

	By:	/s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer and President